EXHIBIT 99. 1

CENTRAL EUROPEAN MEDIA ENTERPRISES ANNOUNCES THAT ADRIAN SARBU IS RESIGNING AS CHIEF EXECUTIVE OFFICER OF THE COMPANY

Hamilton, Bermuda – August 21, 2013 – Central European Media Enterprises Ltd. (“CME” or the “Company”) (NASDAQ/Prague Stock Exchange: CETV) announced that effective today Adrian Sarbu is resigning as President and Chief Executive Officer of the Company.

Mr. Sarbu has played a prominent role in the Company for nearly two decades. Initially, he was CME’s partner when CME launched Pro TV in Romania in 1995. Subsequently, he served as Chief Operating Officer of the Company from 2007 to 2009.  Since 2009 he has been President and CEO.

Ronald Lauder, CME’s founder and Chairman of the CME Board of Directors, said on behalf of the Board: "I would like to thank Adrian for his numerous contributions to the success of CME and for the passion, dedication and outstanding creative vision he has shown since 1995. Over this period, Adrian drove the implementation of CME’s multi-channel strategy and new media initiatives. And he has worked diligently and successfully as CEO to maintain the Company’s market leading positions in difficult macroeconomic conditions and a transitional period in the industry. We are grateful for Adrian’s leadership throughout and look forward to continuing to work with him in the future."

Adrian Sarbu said: “I am proud to have been a part of CME for nearly 20 years and to have ensured the continued success of the Company through this very challenging period. It is an outstanding organization with talented employees. I am confident the Company is well positioned for the future. My mission at CME is accomplished.”

In order to ensure an orderly transition, Mr. Sarbu will continue to be employed by CME until January 1, 2014.  The Board has designated Duco Sickinghe, a member of the Board, to lead a committee of directors to ensure a smooth business transition while the committee conducts a search for a permanent CEO.

The Board strongly supports the strategies undertaken by CME during 2013, including important initiatives like the increases in television advertising prices and carriage fees, which are expected to produce the most value from CME’s primary businesses, and result in strong performance from the Company.

CME is a media and entertainment company operating leading businesses in six Central and Eastern European markets with an aggregate population of approximately 50 million people. CME broadcasts television channels in Bulgaria (bTV, bTV Cinema, bTV Comedy, bTV Action, bTV Lady and Ring.bg), Croatia (Nova TV, Doma Nova World, and MiniTV), the Czech Republic (TV Nova, Nova Cinema, Nova Sport, Fanda, Smichov, Telka and MTV Czech), Romania (PRO TV, PRO TV International, Acasa, Acasa Gold, PRO Cinema, Sport.ro, MTV Romania, PRO TV Chisinau and Acasa Moldova), the Slovak Republic (TV Markíza, Doma, Dajto and Fooor), and Slovenia (POP TV, Kanal A, Brio, Oto and Kino). CME also operates Voyo, the pan-regional video-on-demand service. CME is traded on the NASDAQ Global Select Market and the Prague Stock Exchange under the ticker symbol “CETV”.

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For further information visit: www.cme.net, or contact:
Mark Kobal
Head of Investor Relations
Central European Media Enterprises
+420 242 465 576
mark.kobal@cme.net